ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement ("Agreement") dated October ___, 1997 between GSI TRUCKING COMPANY, INC., a Texas corporation ("Seller" or "GSI"), and WELLTECH EASTERN, INC., a Delaware corporation ("Purchaser" or "Welltech"), evidences that Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the assets of Seller other than the Excluded Assets (as hereinafter defined) on the terms and conditions hereinafter specified, that in connection with such sale and purchase Seller and Purchaser desire to enter into certain agreements and that, therefore, in consideration of the premises and of the mutual covenants and obligations specified herein, the parties hereto agree as follows:

1. Purchase and Sale of Assets.

On the date hereof, in accordance with and subject to the other terms and conditions hereof, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, effective for all purposes as of the opening of business on the date hereof(as hereinafter defined) the following assets (collectively, the "Assets"):

1.1 Vehicles and Trailers. All of the trucks and trailers associated equipment described in Exhibits "A" and "D" hereto (the "Vehicles").

1.2 Inventories. All inventories of supplies, parts, materials and other goods properly classifiable as inventories owned by Seller as of the opening of business on the date hereof (the "Inventories").

1.3 Name. Any and all rights to the use of the name "GSI Trucking Company, Inc." and all similar names in all jurisdictions and locations (the "Name").

1.4 Other Assets. All contract rights of Seller with suppliers, customers, dealers or other persons and relating to any of the Assets; all customer sales and service records and similar assets owned by Seller and relating to the Assets (provided, however, that upon reasonable notice Purchaser shall provide Seller access to all such records and information at all reasonable times for a period of five years after the date hereof); all customer lists, trade secrets, proprietary or confidential information used in connection with any of the Assets; all licenses, certificates and permits from governmental authorities required for or incident to the use or operation of any of the Assets; and all service and maintenance records for all the Assets (in each case, such as are owned by Seller as of the opening of business on the date hereof, and being collectively referred to herein as the "Other Assets").


2. Excluded Assets.

Notwithstanding any other provision hereof to the contrary, the "Excluded Assets" are (and the Assets specifically do not include) the following:

2.1 Real Property. All real property owned by Seller, together with all improvements thereon and all rights, titles and interests appurtenant thereto.

2.2 Cash. All cash owned by Seller.

2.3 Accounts Receivable. All accounts and notes receivable from account, note and other debtors owned by Seller.

2.4 Tax Refunds. All federal or state income or other tax refunds or other tax receipts with respect to Seller or any of the Assets.

2.5 Certain Books and Records. All books of account and accounting records of Seller, including all books and records of Seller related to federal or state income tax payments or liabilities of Seller, and all minute books, stockbooks and other corporate records of Seller.

2.6 Insurance. All insurance policies and agreements with respect to which Seller is an insured or beneficiary and all rights, refunds or benefits thereunder or arising in connection therewith.

3. Assumption of Obligations and Liabilities.

3.1 Obligations and Liabilities Assumed by Purchaser. Upon the execution hereof, Purchaser shall assume and agree to pay, perform and discharge those and only those obligations and liabilities of Seller described below (the "Assumed Obligations"):

Obligations for new equipment to expand the service capability of the business which Seller had initiated prior to the date hereof and which are described on Exhibit "D" attached hereto.

From and after the date hereof, Purchaser shall pay, perform, discharge, and indemnify and hold Seller harmless from, the Assumed Obligations.

3.2 Obligations and Liabilities Not Assumed by Purchaser. Seller expressly agrees that with the exception of the Assumed Obligations, it shall be responsible for the payment or other satisfaction of all of Seller's obligations and liabilities (the "Unassumed Obligations"), which shall include, but not be limited to, the following:

(a) Any liability of Seller for any federal, state, local or foreign income or franchise taxes, state or local property taxes, state, county, municipal or regional sales or use taxes, or other taxes of any kind or description;

(b) Any obligation or liability (contingent or otherwise) of Seller arising out of any threatened or pending litigation;

(c) Any sales taxes relating to the acquisition by Seller of any of the Assets; and

(d) Any other obligations or liabilities of Seller which are not specifically assumed by Purchaser hereunder.


From and after the date hereof, Seller shall pay, perform, discharge, and indemnify and hold Purchaser harmless from, the Unassumed Obligations.

4. Purchase Price.

4.1 Amount. Subject to Section 4.2 hereof, upon execution hereof and delivery of ownership and possession of the Assets to Purchaser, free and clear of all liens and encumbrances and satisfaction of Seller's other obligations hereunder, Purchaser shall pay to Seller a price (the "Purchase Price") of $617,557.45 for the Assets, which includes $5,949.45 paid by Seller for the Additional Equipment Delivered or on Order described in Exhibit "D" hereto and the consideration payable for the covenants not to compete which are required to be delivered to Purchaser under Section 7 hereto.

4.2 Partial Withholding of Purchase Price. Purchaser will withhold $20,000.00 of the Purchase Price from Seller on the date hereof until Unit No. T104, contemplated to be part of the original asset purchase, is repaired to Purchaser's satisfaction or replaced with a trailer of comparable value to Unit No. T104 before it was damaged at which time, the $20,000.00 will be paid in full to Seller. If such trailer is not repaired or replaced by Seller within thirty (30) days of the date hereof, Purchaser shall take possession of the trailer in its damaged condition and will have no further obligation to pay Seller the $20,000.

4.3 Allocation. Seller and Purchaser agree that the Purchase Price shall be allocated by Seller and Purchaser for all purposes among the Assets and the covenants not to compete provided for in Section 8 in the manner set forth on Exhibit "B", the parties acknowledging that each of the Assets and such covenants have been bargained for separately.

5. Representations and Warranties by Seller.

In order to induce Purchaser to enter into this Agreement and each transaction contemplated hereby, Seller represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

5.2 Authority. Seller has full corporate power necessary, and has taken all corporate action necessary, to authorize the execution, delivery and performance by Seller of this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, constitute a default under or conflict with (a) the articles of incorporation or bylaws of Seller, (b) any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Seller.

5.3 Validity and Enforceability. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.4 Absence of Changes. From December 31, 1996, to the date of this Agreement, other than in connection with or pursuant to this Agreement, Seller has:

(a) used all reasonable efforts to preserve its relationship with its customers, suppliers and others having business relations with it;

(b) not sold, disposed, leased or encumbered any property or other assets, except in the ordinary course of its business;

(c) not entered into any transaction other than in the ordinary course of its business; and

(d) not agreed to do any of the foregoing.

5.5 Ownership of Assets; Absence of Liens. Seller has good, marketable and valid title to the Assets free and clear of all liens, mortgages, security interests, pledges, preferential purchase rights or other encumbrances or claims of any kind.

5.6 Customer Relations. During the calendar year ended December 31, 1996, and in the current calendar year through the date hereof, as the case may be:

(a) None of the customers of Seller has lodged any written complaint regarding the service or products provided by Seller which has not since been satisfied by Seller;

(b) There have been no prepayments of any obligations to Seller by any customers, and Seller has not made any promises, written or oral, to provide services or products at other than market price to any such customer; and

(c) Seller has not received any security deposits on or related to any of the Assets.

5.7 Inventories and Purchase Orders. The Inventories have been acquired by Seller in the ordinary course of business, consistent with past practices.

5.8 Litigation. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of Seller, threatened affecting the Assets. There is no action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

5.9 Consents. No consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation must be obtained or satisfied by Seller or are necessary for the execution, delivery and performance by Seller of this Agreement or any of the documents to be executed and delivered by Seller in connection herewith.

5.10 Compliance with Law. Seller's business as conducted within the past three years has not violated, and on the date hereof, does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders, the enforcement of which would have a material and adverse effect on the Assets or Seller's business, and Seller has not received any notice within three years of the date hereof of any such violation.

5.11 Taxes. Seller has paid all assessments, levies, fines, fees and other such charges which are due and payable. Seller has paid all federal, state, local or foreign income taxes or franchise taxes, state or local property taxes, state, county, municipal or regional sales or use taxes, or other taxes of any kind or description which are due and payable, except any sales or use taxes relating to the acquisition by Purchaser of any of the Assets pursuant to this Agreement.

5.12 Other Information. To the knowledge of Seller, the information provided by Seller to Purchaser in this Agreement or in the exhibits hereto or in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore delivered by Seller to Purchaser or made available by Seller to Purchaser pursuant hereto were complete and accurate records of such documents.

5.13 Broker or Finder. Seller or a party acting on its behalf has agreed to pay a party a commission, finder's fee or similar payment in regard to this Agreement. Seller agrees that it will be solely responsible for any monies due any such broker or finder. Seller further indemnifies and holds harmless Purchaser or any party acting on Purchaser's behalf for any such monies due any broker or finder or claims brought by any broker or finder against Seller or Purchaser as a result of this Agreement.

6. Representations and Warranties by Purchaser.

In order to induce Seller to enter into this Agreement and each transaction contemplated hereby, Purchaser represents and warrants to Seller as follows:

6.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authority. Purchaser has full corporate power necessary, and has taken all corporate action necessary, to authorize the execution, delivery and performance by Purchaser of this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, constitute a default under or conflict with (a) the certificate of incorporation or bylaws of Purchaser, (b) any material agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser is bound, or (c) any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Purchaser.

6.3 Validity and Enforceability. This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

6.4 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

6.5 Consents. No consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation must be obtained or satisfied by Purchaser or are necessary for the execution, delivery and performance by Purchaser of this Agreement or any of the documents to be executed and delivered by Purchaser in connection herewith.

6.6 No Broker or Finder. Neither Purchaser nor any party acting on its behalf has agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related hereto or taken any action on which a claim for any such payment could be based.

7. Deliveries Upon Execution.

Upon execution hereof, Seller shall deliver or cause to be delivered to Purchaser the following instruments, all of which shall be duly executed and dated as of the date hereof, unless otherwise indicated:

(a) an assignment and bill of sale (the "Assignment") in the form attached hereto as Exhibit "C" conveying the Assets to Purchaser;

(b) certificates of title and related transfer documents, duly executed for transfer to Purchaser, as to all certificated vehicles included in the Assets; and

(c) Non-Compete Agreement executed by Ronnie Gross;

(d) Non-Compete Agreement executed by Kimberly Gross;

(e) Assignment of Corporate Name executed by Ronnie Gross; and

(f) a certificate of the secretary or an assistant secretary of Seller certifying (i) the names and true signatures of the officers of Seller authorized to sign this Agreement and the other instruments or certificates to be delivered pursuant hereto and (ii) the resolutions of the shareholders or board of directors of Seller approving this Agreement and the transactions contemplated hereby.

8. Noncompetition

Seller agrees that for a period of five (5) years from the date hereof, Seller will not, directly or indirectly, acting alone or as a member of a partnership or as an officer, director, employee, consultant, representative, holder of, or investor in as much as 3% of any security of any class of any corporation or other business entity (i) engage in competition with GSI, Purchaser, or any affiliate of Purchaser by providing or marketing water hauling services, mud hauling services, vacuum truck services, water disposal services or transportation of produced water as of the date hereof in the following counties of the State of Texas- Austin, Bastrop, Bell, Brazos, Burleson, Colorado, Falls, Fayette, Grimes, Harris, Lee, Leon, Limestone, Madison, McLennan, Milam, Montgomery, Robertson, Travis, Walker, Waller, Washington, and Williamson; (ii) request any present customers or suppliers of GSI to curtail or cancel their business with GSI, Purchaser or any affiliate of Purchaser; (iii) disclose to any person, firm or corporation any trade, technical or technological secrets of GSI, Purchaser or any affiliate of Purchaser or any details of their organization or business affairs or (iv) induce or actively attempt to influence any employee of GSI, Purchaser or any affiliate of Purchaser to terminate his or her employment. Seller agrees that if either the length of time or geographical area set forth in this Section 8 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances. The obligations expressed in this Section 8 are in addition to any other obligations that the Seller may have under the laws of the State of Texas requiring an employee of a business or a shareholder who sells his or her stock in a corporation (including a disposition in a merger) to limit his or her activities so that the goodwill and business relations of his or her employer and of the corporation whose stock he or she has sold (and any successor corporation) will not be materially impaired. Seller further agrees and acknowledges that GSI, Purchaser, and its affiliates do not have any adequate remedy at law for the breach or threatened breach by Seller of this covenant, and agree that GSI, Purchaser, or any affiliate of Purchaser may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin Seller from such breach or threatened breach. If any provisions of this Section 8 are held to be invalid or against public policy, the remaining provisions shall not be affected thereby. Seller acknowledges that the covenants set forth in this Section 8 are being executed and delivered by Seller in consideration of the covenants of Purchaser contained in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged.


9. Indemnification.

From and after the date hereof, Seller will indemnify and hold harmless Purchaser against any claim, loss, liability or expense incurred by Purchaser and arising out of or attributable to any inaccuracy of any representation or warranty or any breach of any covenant or agreement made by Seller herein or in any instrument or agreement referred to herein or contemplated hereby. Purchaser will indemnify and hold harmless Seller against any claim, loss, liability or expense incurred by Seller and arising out of or attributable to any inaccuracy of any representation or warranty or any breach of any covenant or agreement made by Purchaser herein or in any instrument or agreement referred to herein or contemplated hereby. As used in this Section 9, "expense" shall include, without limitation, attorneys' fees and costs of any investigation of an alleged breach which is ultimately determined to constitute a matter for which indemnification is required.

10. Miscellaneous Agreements.

10.1 Ad Valorem Taxes. Upon execution hereof, Seller shall pay to Purchaser the amount of $1,000.00 for Seller's share of all ad valorem taxes in respect of Seller's ownership of the Assets from January 1, 1997 to the opening of business on the date hereof, and Purchaser shall assume and agree to pay all ad valorem taxes in respect of the Assets for 1997.

10.2 Cooperation in Litigation. Each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding which may be instituted hereafter against or by any third party relating to or arising out of the Assets prior to or after the date hereof. Subject to Section 9 hereof, the party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

10.3 Press Releases. Seller hereby agrees to allow Purchaser's issuance of a press release announcing the completion of this asset acquisition. Other than that announcement, except as mutually agreed, neither Purchaser, Seller, nor any of their respective directors, officers, employees, or agents shall issue any press release or public announcement of this asset acquisition.

10.4 Further Assurance. From time to time at the reasonable request of Purchaser, without further consideration, Seller will execute and deliver such further instruments of conveyance and transfer and will take such actions as Purchaser may reasonably request in order more effectively to convey and transfer to Purchaser the Assets as contemplated by this Agreement.

10.5 Notice. All notices hereunder shall be in writing and shall be mailed first class or express mail, postage prepaid, or sent by telegram, facsimile, or other similar form of rapid transmission confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to any individual designated below of the receiving party. All such notices shall be mailed, sent or delivered as follows:

         If to Seller:              GSI Trucking Company, Inc.
                                    Attn: Mr. Ronnie Gross
                                    Gooseneck Drive
                                    Bryan, Texas 77808

         If to Purchaser:  WellTech Eastern, Inc.
                                    6010 Highway 191, Suite 212
                                    Odessa, Texas 79762
                                    Attention: Mr. James J. Carter
                                    Fax Number: (915) 550-0302

         With a copy to:   Key Energy Group, Inc.
                                    Two Tower Center, Tenth Floor
                                    East Brunswick, New Jersey 08816
                                    Attention: General Counsel
                                    Facsimile: (908) 247-5148

Any notice so addressed and mailed shall be deemed to be given three days after the date so mailed. Any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged. Any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, such person. Seller or Purchaser may, by proper written notice hereunder to the other party, change the address, individual or facsimile number to which notice shall thereafter be sent to such party.

10.6 Severability. If any provision of this Agreement or of any instrument or agreement executed in connection herewith or its application to any person or in any circumstance shall be found invalid or unenforceable to any extent, the remainder of such provisions in this Agreement (or such other instrument or agreement) and the application thereof to other persons and in other circumstances shall not be effected and all provisions hereof and thereof shall be enforced to the greatest extent permitted by law.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.8 Assignment. Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.9 Expenses. Each party to this Agreement shall pay and discharge all of the expenses incurred by it in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

10.10 Survival. The representations, warranties, covenants and agreements set forth herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall expire in accordance with the applicable statute of limitations.

10.11 Sales or Use Taxes. Seller shall pay any sales or use taxes relating to the acquisition by Purchaser of any of the Assets pursuant to this Agreement.

10.12 Waiver. No waiver of any provision hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.


10.13 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

10.14 Exhibits and Headings. Each exhibit referenced herein and attached hereto is hereby incorporated herein, and each reference to the "Agreement" shall be deemed to include all exhibits hereto. The headings or captions under sections of this Agreement are intended for convenience and reference only and shall not affect in any way the construction or interpretation of this Agreement.

10.15 Complete Agreement and Amendment. This Agreement constitutes the final understanding of the parties and supersedes all prior oral or written correspondence and agreements and all contemporaneous oral agreements and understandings of the parties relating to the subject matter hereof. This Agreement shall be amended only by a written instrument signed by the parties hereto.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

GSI TRUCKING COMPANY, INC.


By:_________________________________
   RONNIE GROSS, President
   SELLER


WELLTECH SERVICES, INC.


By:_________________________________
   JIMMY CHASTEEN,Vice President
   PURCHASER

                                    EXHIBIT A

                                 LIST OF ASSETS

Unit No. 102      1989 Mack Tractor Tandem Axle, w/GD pump
Unit No. T102     1990 Pioneer Vacuum Trailer

Unit No. 103      1989 Mack Tractor Tandem Axle, w/GD pump
Unit No. T103     1991 Eagle Vacuum Trailer

Unit No. 104      1991 Mack  RD688S  VIN# 1M2P267Y2MM010708
Unit No. T104     1984 Fruehauf Vacuum Trailer

Unit No. 106      1991 Mack Tractor Tandem Axle, w/GD pump
Unit No. T106     1980 Shop made Vacuum Trailer

Unit No. 107      1990 Peterbilt Tractor, Tandem Axle, w/GD pump
Unit No. T107     1997 Pioneer Vacuum Trailer

Unit No. 108      1990 Peterbilt Tractor, Tandem Axle, w/GD pump
Unit No. T108     1983 Shop made Vacuum Trailer

Unit No. 109      1998 Mack Tractor, Tandem Axle, w/GD pump
Unit No. T109     1989 Shop made Vacuum Trailer

Unit No. T110     1990 Dorsey 40' x 96" Flatbed Trailer

Unit No. xxxx     1997 Ford F150 pickup

Unit No. xxxx     1996 GMC Suburban, SLE model

Miscellaneous     Shop Equipment
                                    Shop Tools
                                    Spare Tire Inventory
                                    Air, Water, and Brake Hoses
                                    Spare Truck and Trailer parts
                                    Shop and Truck Supplies
                                    Stock Oil, Air,  and other Filters
                                    Stock of Motor Oils, and other Lubricants
                                    Phone System
                                    Computers
                                    Office Supplies

                                    EXHIBIT B


                            ASSET PURCHASE ALLOCATION


Trucks, Trailer and Equipment                        $ 436,608.00

Additional Equipment Delivered or on Order           $   5,949.45

Non-Compete Covenants
GSI Trucking Company, Inc.  $   33,334
Ronnie Gross                $   33,333
Kimberly Gross              $   33,333               $ 100,000.00

Goodwill                                             $  75,000.00


                                                     $  617,557.45

                                    EXHIBIT C


                           ASSIGNMENT AND BILL OF SALE

GSI TRUCKING COMPANY, INC., a Texas corporation ("Seller"), for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has BARGAINED, SOLD, TRANSFERRED, ASSIGNED, CONVEYED and DELIVERED, and does by these presents BARGAIN, SELL, TRANSFER, ASSIGN, CONVEY and DELIVER, unto WELLTECH EASTERN, INC., a Delaware corporation ("Purchaser"), all of the right, title and interest of Seller in and to all of the Assets (as defined in that certain Asset Purchase Agreement (the "Purchase Agreement") dated October _____, 1997, between Seller and Purchaser), including, but not limited to the assets listed on Exhibit "A" attached hereto.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Purchaser, its successors and assigns, forever; and Seller does hereby bind itself, its successors and assigns, to warrant and forever defend title to the Assets unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

Seller hereby agrees to execute any and all certificates of transfer, assignments or other documents as may be necessary to evidence the conveyance described herein and to take such further action as may be reasonably necessary to convey the Assets to Purchaser.

Seller hereby acknowledges that nothing herein shall be construed as an assumption by Purchaser of any of the liabilities or obligations of Seller except as expressly set forth in the Purchase Agreement.

WITNESS THE EXECUTION HEREOF, effective as of the opening of business on October ___, 1997.

GSI TRUCKING COMPANY, INC.

By:___________________________
   RONNIE GROSS
   President

                                    EXHIBIT D


                   ADDITIONAL EQUIPMENT DELIVERED OR ON ORDER


                              Paid By                  Key to
                               GSI                     Assume           Total


Vacuum Pump- Tractor #8  $ 5,949.45                    -0-           $ 5,949.45